As filed with the Securities and Exchange Commission on September 1, 2016

Registration No. 333-196183

Registration No. 333-167661

Registration No. 333-159953

Registration No. 333-125471

Registration No. 333-97273

Registration No. 333-95827

Registration No. 333-26339

Registration No. 033-59733

Registration No. 033-36430

Registration No. 033-29658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196183)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-167661)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-159953)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-125471)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-97273)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-95827)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-26339)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 033-59733)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 033-36430)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-29658)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CASH AMERICA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas		75-2018239
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

1600 West 7th Street Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

CASH AMERICA INTERNATIONAL, INC. 2014 LONG-TERM INCENTIVE PLAN

CASH AMERICA INTERNATIONAL, INC. 401(k) SAVINGS PLAN, AS AMENDED AND RESTATED

CASH AMERICA INTERNATIONAL, INC. FIRST AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

CASH AMERICA INTERNATIONAL, INC. 1994 LONG-TERM INCENTIVE PLAN

CASH AMERICAN INTERNATIONAL, INC. NONQUALIFIED SAVINGS PLAN

CASH AMERICA INTERNATIONAL, INC. 1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

CASH AMERICA INTERNATIONAL, INC. 1989 KEY EMPLOYEE STOCK OPTION PLAN

J. Curtis Linscott

Executive Vice President, General Counsel & Secretary

CASH AMERICA INTERNATIONAL, INC.

1600 West 7th Street

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 335-1100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Cash America International, Inc., a Texas corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8: Registration Nos. 333-196183, 333-167661, 333-159953, 333-125471, 333-97273, 333-95827, 333-26339, 033-59733, 033-36430 and 033-29658 (collectively, the “Registration Statements”).

On September 1, 2016, the Registrant completed its previously announced all-stock, “merger of equals” transaction (the “Merger”) with First Cash Financial Services, Inc., a Delaware corporation (“First Cash”), contemplated by that certain Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), by and among the Registrant, First Cash and Frontier Merger Sub LLC, a Texas limited liability company and wholly owned subsidiary of First Cash (“Merger Sub”). Pursuant to the Merger Agreement, the Registrant merged with and into Merger Sub, with Merger Sub being the surviving entity in the Merger and remaining a wholly owned subsidiary of First Cash.

In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed solely to deregister any and all securities previously registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 1, 2016.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ J. Curtis Linscott
J. Curtis Linscott Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.